Exhibit 99.1

Steel Partners Holdings Reports Inducement Grant

In Connection with Appointment of Handy & Harman Executive

NEW YORK, N.Y. — December 8, 2016--Steel Partners Holdings L.P. (NYSE:SPLP), a diversified global holding company, today reported, as required by the New York Stock Exchange, that an equity inducement award has been made to William Fejes, Jr. in connection with his previously announced appointment as Senior Vice President of Steel Partners’ subsidiary, Handy & Harman Ltd. (HNH) (NASDAQ:HNH), and as President and Chief Executive Officer of HNH’s principal operating subsidiary, Handy & Harman Group. Steel Partners owns approximately 70% of HNH.

Steel Partners granted Fejes 130,000 restricted common units. Such units will vest in the amounts of 20,000 units in each of years one to three and 10,000 units in years four to ten.

The inducement grant was approved and granted by the independent compensation committee of Steel Partners’ general partner as an inducement that is material to Fejes’ acceptance of employment. Steel Partners is providing information regarding the inducement grant in accordance with New York Stock Exchange Rule 303A.08.

“Bill Fejes demonstrated outstanding leadership in his prior role as CEO of SL Industries and in his prior 18-year career with Danaher Corporation,” said Warren Lichtenstein, Executive Chairman of Steel Partners. “The management transition at HNH has been completed, with Bill succeeding former CEO Jeffrey A. Svoboda, who is now serving as Steel Partners’ Vice Chairman.”

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

About Handy & Harman Ltd.

Handy & Harman Ltd. (www.handyharman.com) is a diversified manufacturer of engineered niche industrial products, with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

For more information, contact:
PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com